Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo to Spin Off Kazakhstan Assets
June 28, 2006 — Guernsey, Channel Islands — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced its 100% owned subsidiary, Tethys Petroleum Investments Limited (“Tethys”), is planning to seek admission to the AIM market of the London Stock Exchange and raise funds for its development and exploration activities in Kazakhstan (“Tethys Spin Out”). Tethys, through its subsidiaries, currently holds all of CanArgo’s assets in Kazakhstan.
It is currently planned that CanArgo will retain a significant, but not controlling, equity interest in Tethys after the admission of Tethys to the AIM market. The intention is that this funding will enable the Kazakh assets to be financed whilst minimising dilution for CanArgo’s shareholders and potentially raising additional funds for CanArgo’s operations. Tethys has engaged ODL Securities Limited (“ODL”) to act as principal broker for this transaction, which is currently planned for the autumn of this year, subject to prevailing market conditions. The ODL Corporate Finance department specialises in the resource and mining sectors. Its principal activities are raising funds in the initial stages of financing through private placements and the IPO market.
Funds raised are intended to be used to advance the development of the Kyzyloi Gas Field and further exploration and development plans for the Akkulka and Greater Akkulka areas, including further shallow gas exploration, tie-in of new discoveries and exploration for potential oil and gas condensate deposits in the deeper Jurassic and Triassic prospects identified on recent seismic re-interpretation as well as potential new acquisitions in Kazakhstan and related areas.
CanArgo’s current Senior Subordinated Convertible Guaranteed Note holders currently have an option to convert their Notes into Tethys shares and in anticipation of the AIM Admission have agreed that they will convert any outstanding portion of their $13 million debt in CanArgo into ordinary shares in the capital of Tethys immediately prior to a Tethys Spin Out subject to certain terms and conditions, including the issue of 13 million warrants to purchase CanArgo common stock at a price of $1.00 per share. In a separate transaction, the New York based investment firm, Persistency Capital, acting for the Cayman based investment fund, Persistency, who have recently closed a $10 million Third Lien Convertible Guaranteed Note in CanArgo, have arranged the acquisition of $5 million of the Senior Subordinated Note including its conversion obligations into Tethys.

In Kazakhstan, work is proceeding on the Kyzyloi Gas Field development program. The initial development will involve production from six already tested gas wells on the Kyzyloi Field, with addition of recent exploration discoveries. Purchase orders have now been placed for the compressors necessary to pressure up the gas for delivery into the main Bukhara — Urals gas trunkline, and first gas is expected in Q1 2007 with an initial planned rate of approximately 22 million cubic feet (625,000 cubic metres) of gas per day. Five further exploration / appraisal wells are planned on identified shallow gas prospects this year, with the drilling program expected to commence in Q3 2006.
Dr David Robson, Chairman, President and CEO of CanArgo commented, “The success of last year’s shallow gas exploration program and the testing of wells on the Kyzyloi Field means that we are in a strong position to move ahead with both the gas development and further exploration. In addition, our recent seismic re-interpretation and the acquisition of the Greater Akkulka area means that we have significant deeper oil and gas condensate prospects to drill and explore. We believe that financing these activities separately through the Tethys Spin Off will be the best way to raise capital for these ventures whilst minimising dilution for our shareholders and with CanArgo retaining a significant interest in what we hope will be a successful venture for both CanArgo and Tethys.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, VP Investor Relations
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

USA
Sabin Rossi, VP External Affairs
CanArgo Energy Corporation
Tel: +1 617 973 6441

Fax: +1 617 973 6406
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206